Exhibit 99.1

DRAFT – CONFIDENTIAL

QUEST SOFTWARE ANNOUNCES APPOINTMENTS OF DOUG GARN TO CHIEF

EXECUTIVE OFFICER AND DIRECTOR AND VINNY SMITH TO NEW ROLE OF

EXECUTIVE CHAIRMAN

ALISO VIEJO, Calif., Oct. 8, 2008 — Quest Software, Inc. (NASDAQ: QSFT) today announced that the board of directors has appointed Doug Garn as the company’s chief executive officer. Garn, who was also appointed to the company’s board of directors, will continue in his role as president. As CEO and President, Garn will be responsible for the day-to-day operations of Quest. He joined Quest in 1998 and has served as the company’s president since February 2005. Prior to that, he served as Quest’s Vice President of Worldwide sales.

The company has also announced that Vinny Smith has been appointed to the newly created full-time position of executive chairman of the company’s board of directors. In this role, Smith will be responsible for leading the strategic direction of Quest. As executive chairman, Smith will play an active role in managing Quest’s product direction and will continue to be responsible for Quest’s corporate development strategy. Smith joined Quest as a director in 1995 and was appointed chief executive officer in 1997. In 1998, he was appointed chairman of Quest’s board of directors.

Garn said, “I am very pleased to become Quest’s CEO and look forward to continuing to partner with our management team in the leadership of the company. It will be important to continue building upon the work of Vinny Smith, who has done a tremendous job of developing Quest into a leader in the distributed systems management marketplace. My aim is to support customers and to make our existing and future products an even greater success, while building a strong and profitable company for employees and shareholders.”

“Doug’s appointment to CEO represents the formal recognition of his extraordinary depth of experience in the software market, along with his knowledge of our company and culture, all of which make him the ideal person for this role,” said Smith “It gives us great pleasure to announce this appointment and to recognize Doug for his immeasurable contributions to the overall success of our business, especially as we move forward with new initiatives for the coming years. Doug has been managing a significant portion of Quest’s operations for several years, and we have made a great team. With Doug now taking on the responsibilities of CEO, I can completely focus on product direction and strategy issues, both of which I am excited about as they continue to be mission critical to Quest’s future growth. “

Quest director Ray Lane noted, “We also want to take this opportunity to express our gratitude to Vinny, who has guided Quest as CEO over the past 11 years. Under Vinny’s leadership, Quest has grown into a leader in many of our key markets including Windows, database, application and Virtualization Management. Through his efforts and guidance, he successfully launched the company into the public markets and built a tremendous business which today includes more than 3,000 employees, 90,000-plus customers and scores of great products that address real customer requirements. We look forward to Vinny devoting more of his time managing our product direction, where he will continue to help us build our platform of world-class products.

Conference Call Information

Quest Software will host a conference call today, Wednesday, October 8, 2008, at 2:00 p.m. Pacific Time, to discuss the planned stock repurchase (see related release issued today) and changes in executive management. Participants should dial (866) 316-1372 (from the U.S. or Canada) or (913) 312-1272 (outside the U.S. and Canada), using confirmation code: 8734041. A simultaneous Webcast of the conference call will be available on Quest Software’s Website in the Investors – IR Events section at www.quest.com. A Webcast replay will be available on the same Website through October 8, 2009. An audio replay of the conference call will also be available through October 15, 2008, by dialing (888) 203-1112 (from the U.S. or Canada) or (719) 457-0820 (outside the U.S. and Canada), using confirmation code: 8734041.

About Quest Software, Inc.

Quest Software, Inc., a leading enterprise systems management vendor, delivers innovative products that help organizations get more performance and productivity from their applications, databases, Windows infrastructure and virtual environments. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 90,000 customers worldwide meet higher expectations for enterprise IT. Quest provides customers with client management as well as server and desktop virtualization solutions through its subsidiaries, ScriptLogic and Vizioncore. Quest Software can be found in offices around the globe and at www.quest.com.

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Quest, Quest Software and the Quest logo are trademarks or registered trademarks of Quest Software in the United States and certain other countries. Other trademarks and registered trademarks are property of their respective owners.